CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Institutional Income Funds, Inc.) of our reports dated July 17, 2020, relating to the financial statements and financial highlights, which appear in T. Rowe Price Institutional Core Plus Fund’s (one of the funds constituting T. Rowe Price Institutional Income Funds, Inc.) Annual Reports on Form N-CSR for the year ended May 31, 2020. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
September 24, 2020